Northern Funds

FORM N-SAR

Report for the Year Ended 3/31/99

Sub-Item 77Q1(a): Copies of any material amendments to the registrant's charter or by-laws


NORTHERN FUNDS
AMENDMENT NO. 11 TO AGREEMENT AND
DECLARATION OF TRUST
WHEREAS, Section 4.1 of the Agreement and
Declaration of Trust dated October 12, 1993 (the "Declaration") of Northern Funds (the "Trust") provides that the Declaration may be amended to establish and designate new Series or Classes of Shares by an instrument in writing executed by a majority of the Trustees of the Trust and setting forth such establishment and designation and the relative rights and preferences of such Series or Classes;
NOW, THEREFORE, the undersigned, being a majority
of the Trustees of the Trust, hereby:
(1)	amend the Declaration by designating and
establishing two additional Series and Classes of Shares
("Additional Series and Classes") to be known as the Initial
Classes of the "High Yield Tax-Exempt Fund" and the "High
Yield Fixed Income Fund," each Additional Series and Class to have the relative rights and preferences set forth in Section
4.2(a) through (m) of the Declaration; and
(2)	determine that, pursuant to Section 7.3 of the
Declaration, the foregoing amendment shall be effective as of the date set forth below.
WITNESS our hands as of this 18th day of September, 1998.

/s/ Silas S. Cathcart
Silas S. Cathcart	            Wesley M. Dixon, Jr.

/s/ James W. Cozad		/s/ William J. Dolan, Jr.
James W. Cozad	                    William J. Dolan, Jr.

/s/ Raymond E. George, Jr.	/s/ Michael E. Murphy
Raymond E. George, Jr.	            Michael E. Murphy